Exhibit 99.1

ABX AIR, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

Continues to Achieve Strong Business Momentum in its Global Air Charter Business; Expands its Fleet of Boeing 767 Freighters

WILMINGTON, Ohio - August 9, 2007 - ABX Air, Inc. (NASDAQ:ABXA) today reported solid financial results compared with the second quarter of 2006, as pre-tax earnings from its rapidly growing, higher-margin air charter business more than offset reductions in pre-tax earnings from its commercial agreements with DHL.

For the second quarter, ABX Air’s results included:

•	$4.5 million, or $0.08 per diluted share, in net earnings, which included $2.8 million in deferred (non-cash) income tax expense. That compares with $6.5 million, or $0.11 per diluted share, in net income for the same period last year, when no income tax expense was recorded. In 2006, income tax expense was offset by reductions in the tax valuation allowance.

•	A 13% increase in pre-tax earnings to $7.3 million from $6.5 million, as pre-tax earnings more than doubled from ABX Air’s operations outside its commercial agreements with DHL.

•	Revenues of $281.3 million, down 7.3% from a year ago, as revenues from operations related to the DHL agreements declined 12.2%. Prior-year second quarter revenues included a $17.5 million reimbursement from DHL for line-haul management services, which did not recur in 2007. Second quarter revenues from business unrelated to DHL reached $22.4 million, an increase of 156.8%.

“These results validate our strategy of expanding our diversified, technically oriented, and higher margin growth businesses,” President and CEO Joe Hete said. “While our two commercial agreements with DHL remain a key component of our business and generate significant earnings and cash flow, we are focused on accelerating the strong momentum we have achieved in other businesses, principally the global air charter services provided by our expanding fleet of reliable, fuel-efficient Boeing 767 freighters. At the same time, we have continued to provide extremely reliable air service in the DHL network, with aircraft mechanical dispatch reliability again exceeding 99%.”

ABX Air’s second quarter revenues from DHL declined compared with the prior year period. In addition to the $17.5 million reduction in line-haul management revenues, DHL’s mid-2006 consolidation of its air network has reduced the number of ABX Air aircraft and crews dedicated to DHL service.

At the same time, ABX Air’s revenues from sources outside its principal DHL agreements have expanded rapidly, offsetting a portion of the DHL decline. Revenues in the second quarter from those businesses were $22.4 million, generating pre-tax earnings of $3.3 million, a 15% margin. The principal driver of these results was the deployment of additional Boeing 767 freighter aircraft to service other global customers, including All Nippon Airways Co. (ANA). ABX Air’s unique, two-year agreement to dedicate two of its 767s in support of ANA’s Asian cargo network began in mid-May.

First-half pre-tax earnings were $14.2 million, compared with $14.6 million for the first half of 2006. In 2006, management of DHL’s line-haul operations added $1.3 million in first-half pre-tax earnings on revenues of $82.8 million, prior to the transfer of those operations to DHL in May 2006.

For the first six months of 2007, ABX Air’s net earnings were $8.8 million, or $0.15 per diluted share, on revenues of $569.4 million, compared with net earnings of $14.6 million, or $0.25 per diluted share, on revenues of $672.7 million, in the prior year period. Deferred (non-cash) income tax expense, which ABX Air began recognizing in the first quarter of 2007, represented $5.4 million, or 94% of the $5.7 million decline in first-half net earnings compared with the first half of 2006.

“ABX Air continues to deliver the highest quality air service to DHL,” said Hete. “We continue to adjust staffing levels to match package volumes. Our management of the majority of DHL’s U.S. package delivery network remains a top priority. We understand that cost control is extremely important to DHL, but it must be achieved without compromising DHL’s goal of being the premier package delivery provider in the United States.”

Results from Operations Other than DHL Commercial Agreements

Charter revenues grew during the second quarter of 2007 to $14.2 million, compared with $5.4 million in the second quarter of 2006. During the quarter, ABX Air operated seven Boeing 767 freighter aircraft dedicated to serving customers outside of the DHL agreements. Charter pre-tax earnings of $2.2 million for the second quarter of 2007 increased from $0.7 million during the second quarter of 2006 due to the increase in the number of aircraft in service. The additional aircraft increased the number of revenue-generating block hours by 157% from the second quarter a year ago. During the second quarter of 2006, ABX operated two Boeing 767 freighter aircraft outside of the DHL commercial agreements.

ABX Air’s revenues from non-DHL businesses other than charter grew 148.0% to $8.3 million in the second quarter of 2007, and earnings from those operations increased 52.3% to $1.1 million. This growth was driven by two additional US Postal sort centers that ABX Air began operating in September 2006 and an increase in contract maintenance services for other aircraft operators.

In July, ABX added two more 767 freighters to the seven it operated at the end of the second quarter of 2007. By year-end, twelve 767s will be in charter service for customers throughout the world, with two more scheduled for 2008.

Net interest income declined to $0.6 million from $1.4 million as ABX Air recognized interest expense from financing a portion of its 767 fleet additions.

“Growth in our non-DHL business continues to exceed our projections,” said Hete. “With pre-tax operating margins of 15% and year-over-year revenue growth of more than 150% for the quarter, we believe these businesses are poised to continue their rapid growth and deliver strong profitability for the foreseeable future. Our positive outlook stems from the Boeing 767-200 freighters we are adding to our fleet and strong customer demand. These aircraft are very fuel efficient as compared with comparable sized freighters and have advanced avionics, which enable them to fly in low visibility conditions. These factors, coupled with cargo load flexibility, demonstrate why demand for such aircraft and their lift capacity continues to be at a premium within the sector. There is a scarcity of such aircraft in the secondary market, and prices for them are much greater than the average cost of those already in ABX Air’s fleet. In May, we announced that two 767s have been allocated to All Nippon Airways for service in Asia. We expect to grow that relationship with ANA later this year, while increasing utilization of the remaining fleet as we serve several other customers and expand our other, non-charter businesses.”

Results Associated with the DHL Agreements

ABX Air has two commercial agreements with DHL: an aircraft, crew, maintenance and insurance agreement (“ACMI agreement”), and a hub services agreement (“Hub Services agreement”). Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-ups for meeting certain quarterly cost-related goals, plus annual cost and service-related goals.

ABX Air’s pre-tax earnings from its two commercial agreements with DHL were $3.4 million during the second quarter of 2007 on revenues of $258.9 million. The 2007 results included $2.9 million in base mark-up earnings, and $0.5 million from incremental, cost-related mark-up. All of the second-quarter incremental mark-up was earned under the ACMI agreement and represented approximately 84% of the incremental mark-up potential under that agreement.

During the second quarter of 2006, ABX Air’s earnings from its two commercial agreements with DHL were $3.6 million, on revenues of $294.8 million, which included $2.9 million in earnings from base mark-up. All of the $0.7 million in incremental, cost-related markup was earned under the ACMI agreement, and represented approximately 100% of the potential mark-up under that agreement.

Outlook

“For the remainder of 2007, we expect continued rapid growth in our non-DHL revenue and earnings, with second-half revenues in our ACMI/charter segment that are more than double our first-half revenues of $21.2 million,” stated Hete. “This progress reflects the five additional 767 freighters we will have deployed in that segment during the second half, as well as the impact of our 767 service to ANA that began in mid-May. In 2008, when we expect all of the additional 767s to be in service, we anticipate continued strong growth in our non-DHL air cargo revenues. At the same time, we expect continued margin improvement in our other business units, including our management of sorting facilities for the U.S. Postal Service.”

Form 8-K and Notice of Late Filing

Separately, the Company is filing a Form 8-K with the Securities and Exchange Commission related to an anticipated restatement of its financial statements for 2006 and the first quarter of 2007. As described in the 8-K, the Company determined that its 2006 and 2007 reports did not appropriately classify cash payments for certain capital expenditures as investing activities, but instead classified them as cash used for operating activities.

The restatements and reclassifications will not change previously reported balance sheets or statements of operations, including net income, earnings per share, or stockholder’s equity. The Company is also filing a Notice of Late Filing instead of its Form 10-Q for the second quarter of 2007. The Company anticipates filing the second quarter 2007 10-Q, along with amended filings for each of its financial statements dating back to the first quarter of 2006 as soon as reasonably practicable.

ABX Air is a cargo airline that operates out of Wilmington, Ohio, and 16 hubs throughout the United States. In addition to providing airlift capacity and sort facility staffing to DHL, ABX Air provides charter, maintenance and package handling services to a diverse group of customers. ABX Air is the largest employer in a several-county area in southwestern Ohio.

Conference Call

ABX Air will host a conference call to review its financial results for the second quarter of 2007 on August 10, 2007, at 10 AM Eastern Daylight Time. Participants should dial (866) 578-5801 and international participants should dial (617) 213-8058 ten minutes before the scheduled start of the call and ask for conference ID #79937489. The call will also be webcast live (listen-only mode) via either www.abxair.com/ir or www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone through August 15, 2007 at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #71754268. The webcast replay will remain available via www.abxair.com/ir or www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air, Inc.’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, reductions in the scope of services, and maintaining cost and service level performance, under the commercial agreements with DHL, the timely modification and deployment of incremental aircraft into revenue service, the ability to generate revenues from sources other than DHL, an allocation of overhead to ABX Air’s non-DHL business operations and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on the Company’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
REVENUES	$281,297	$303,578	$569,359	$672,743
OPERATING EXPENSES:
Salaries, wages and benefits	151,114	152,592	309,039	317,357
Fuel	61,398	69,714	120,351	131,052
Maintenance, materials and repairs	22,673	23,211	45,545	55,849
Depreciation and amortization	12,837	11,350	24,780	22,353
Landing and ramp	4,377	4,516	14,178	12,122
Rent	2,195	2,280	4,713	4,710
Purchased line-haul and yard management	1,546	18,955	3,217	84,449
Other	15,640	12,910	29,232	27,019

	271,780	295,528	551,055	654,911

	9,517	8,050	18,304	17,832
INTEREST EXPENSE, NET OF INTEREST INCOME	(2,212)	(1,591)	(4,117)	(3,280)

INCOME BEFORE INCOME TAXES	7,305	6,459	14,187	14,552
INCOME TAXES	(2,760)	—	(5,375)	—

NET EARNINGS	$4,545	$6,459	$8,812	$14,552

EARNINGS PER SHARE:
Basic earnings per share	$0.08	$0.11	$0.15	$0.25

Diluted earnings per share	$0.08	$0.11	$0.15	$0.25

WEIGHTED AVERAGE SHARES:
Basic	58,282	58,270	58,282	58,270

Diluted	58,635	58,567	58,612	58,481

ABX AIR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30, 2007	December 31, 2006
ASSETS:
Cash	$38,684	$63,219
Marketable securities	20,450	15,374
Accounts receivable, net	12,543	10,365
Deferred income taxes	14,691	14,691
Other current assets	20,671	22,521

Total Current Assets	107,039	126,170

Other assets	14,377	7,966
Deferred income taxes	78,082	87,024
Property and equipment, net	507,923	458,638

Total Assets	$707,421	$679,798

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$129,812	$144,278

Post-retirement liabilities	224,943	222,587
Other long-term obligations	219,888	192,723
Stockholders’ Equity	132,778	120,210

Total Liabilities and Stockholders’ Equity	$707,421	$679,798

ABX AIR, INC.

PRE-TAX EARNINGS SUMMARY

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
REVENUES
DHL
ACMI
Base mark-up	$109,800	$114,938	$225,887	$243,083
Incremental mark-up	489	683	1,137	1,431

Total ACMI	110,289	115,621	227,024	244,514
Hub Services
Base mark-up	77,428	81,081	158,694	229,564
Incremental mark-up	—	—	—	792

Total Hub Services	77,428	81,081	158,694	230,356
Other Reimbursable	71,163	98,147	146,115	180,791

Total DHL Contracts	258,880	294,849	531,833	655,661
Charters	14,162	5,401	21,207	9,251
Other Activities	8,255	3,328	16,319	7,831

Total Revenues	$281,297	$303,578	$569,359	$672,743

EXPENSES
DHL
ACMI	$108,133	$113,163	$222,432	$239,217
Hub services	76,178	79,898	156,066	226,761
Other Reimbursable	71,163	98,147	146,115	180,791

Total DHL	255,474	291,208	524,613	646,769
Charters	11,947	4,697	18,002	8,305
Other Activities	7,143	2,598	14,095	5,801

Total Expenses	$274,564	$298,503	$556,710	$660,875

PRE-TAX EARNINGS
DHL	$3,406	$3,641	$7,220	$8,892
Charters	2,215	704	3,205	946
Other Activities	1,112	730	2,224	2,030
Interest Income and Other	572	1,384	1,538	2,684

Total Pre-tax Earnings	$7,305	$6,459	$14,187	$14,552

The Company does not allocate overhead costs that are reimbursed by DHL to its non-DHL activities. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL business activities.